FOR IMMEDIATE RELEASE

NORFOLK SOUTHERN BOARD OF DIRECTORS UNANIMOUSLY REJECTS
UNSOLICITED INDICATION OF INTEREST FROM CANADIAN PACIFIC

Canadian Pacific’s Indication of Interest is Grossly Inadequate and
Not in the Best Interests of Norfolk Southern and Its Shareholders

Transaction Would Face Substantial Regulatory Risks and Uncertainties
Highly Unlikely to Be Overcome

Norfolk Southern Confident That Its Strategic
Plan Will Deliver Compelling Shareholder Value

Company to Host Conference Call at 8:30 am ET Today

Norfolk, Va., December 4, 2015 – Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”) today announced that its board of directors has unanimously rejected Canadian Pacific’s (TSX:CP)(NYSE:CP) previously announced unsolicited, low-premium, non-binding, highly conditional indication of interest to acquire the Company for $46.72 in cash and a fixed exchange ratio of 0.348 shares in a new company that would own Canadian Pacific and Norfolk Southern. After a comprehensive review, conducted in consultation with its financial and legal advisors, the Norfolk Southern board concluded that the indication of interest is grossly inadequate, creates substantial regulatory risks and uncertainties that are highly unlikely to be overcome, and is not in the best interest of the Company and its shareholders.

“We believe in our ability to generate greater shareholder value through execution of our strategy – delivering efficient and superior service to build a more profitable franchise based on price and volume growth, implementing efficiency measures, and increasing returns on capital to strengthen our financial performance, all while maintaining our disciplined capital return strategy,” said Chairman, President and CEO James A. Squires. “Norfolk Southern has made growth investments and we expect to realize the benefits of these investments in the years ahead, especially as our intermodal volumes continue to build. Specifically, we expect to achieve an operating ratio below 70 in 2016 with additional improvements over the next five years resulting in increasing ROE and an operating ratio below 65 by 2020. By maximizing our asset utilization, we believe we can achieve double-digit compounded EPS growth over this period. In short, Norfolk Southern is well positioned to deliver compelling value to our shareholders.”

Mr. Squires continued, “There is a high probability that, after years of disruption and expense, the proposed combination would be rejected by the Surface Transportation Board (“STB”). We also believe the STB would reject Canadian Pacific’s proposed voting trust structure, and that there is no certainty that any other voting trust structure would be approved. Even if the proposed combination were ultimately to be cleared, it would be subject to a wide range of onerous conditions that would reduce the value of the stock consideration that has been proposed.”

Mr. Squires concluded, “We believe that Canadian Pacific’s short-term, cut-to-the-bone strategy could cause Norfolk Southern to lose substantial revenues from our service-sensitive customer base. We also believe the proposed transaction risks harm to vital transportation infrastructure and the communities we serve. Any strategy that hurts our customers and the broader community is highly unlikely to receive regulatory approval and is inconsistent with the delivery of shareholder value over the long-term.”

The Norfolk Southern board, composed of 13 directors, 11 of whom are independent, undertook a comprehensive review of the Canadian Pacific proposal. The Norfolk Southern board, in making its determination, considered among other factors:

•	The Canadian Pacific indication of interest substantially undervalues Norfolk Southern

◦
Norfolk Southern, under the direction of its board of directors and a recently appointed Chief Executive Officer, is successfully executing a strategic plan to drive operational improvements. The board is confident that the continued execution of this strategic plan is superior to Canadian Pacific’s grossly inadequate and high-risk proposal.

◦
The board believes that Canadian Pacific’s indication of interest is opportunistically timed to take advantage of a Norfolk Southern market valuation that has been adversely affected by a challenging commodity price environment, does not fully reflect infrastructure investments Norfolk Southern has made, and does not incorporate the upside from further improvements anticipated to result from the initiatives that the Company is implementing.

•	Norfolk Southern is successfully executing on its strategy

o	Norfolk Southern’s management team is successfully executing a number of revenue growth initiatives focused on pricing discipline and growth in merchandise and intermodal market opportunities.

o
Norfolk Southern’s strategic plan is focused on providing superior customer service, continuing the recent improvement in network performance, and implementing efficiency measures, including managing headcount, increasing locomotive productivity, and integrating technological innovations.

o	Norfolk Southern’s strategic plan provides for double-digit compounded EPS growth over the next five years, increasing ROE, and, by 2020, an operating ratio below 65.

o
Norfolk Southern is committed to pursuing a disciplined capital allocation strategy while investing appropriately in its network. Over the past 10 years, since the inception of its share repurchase program, the Company has distributed nearly $15 billion to shareholders, consisting of an average of approximately $1 billion in share repurchases per year and a steadily increasing dividend with a 10-year annual compound growth rate of 14%.

•	Transaction would face substantial regulatory risks and uncertainties that are highly unlikely to be overcome

o
The board believes that the proposed transaction is unlikely to be completed given the substantial regulatory risks. Notably, any transaction must be determined by the STB to both “enhance competition” and be in the “public interest”.

o	Given the extended review process of two years or more and the uncertainty of approval, there would be significant disruption to Norfolk Southern’s business and operations.

o
The Norfolk Southern board also believes that in the event the transaction did close, it would be only after the imposition of substantial regulatory conditions compromising the potential benefits of a combination and reducing the value of the proposed stock consideration.

•	There is no certainty that the STB would approve a voting trust - the voting trust structure proposed by Canadian Pacific is unprecedented and likely would not be approved

o
Contrary to Canadian Pacific’s claims, a voting trust under which a transaction would close prior to final STB approval of the merger would not protect Norfolk Southern shareholders from regulatory uncertainty. Under STB rules established in 2001, any voting trust would require both a public comment period and approval by the STB based on a finding that the voting trust itself is in the public interest. There is no certainty that the STB would approve use of a voting trust.

o
The voting trust structure proposed by Canadian Pacific is unprecedented, and it is highly likely it would be rejected by the STB because the Canadian Pacific management team would control or be substantially involved in the operations of Norfolk Southern prior to receiving regulatory approval of the proposed merger transaction.

•	The proposed transaction would be detrimental to Norfolk Southern’s customer base and communities

◦	Canadian Pacific’s unilateral open access proposal would undercut the financial performance of the combined entity as well as degrade service and dis-incentivize investment.

◦
Any strategy that adversely impacts Norfolk Southern’s service-sensitive customer base and communities is unlikely to receive regulatory approval and is inconsistent with the delivery of shareholder value over the long-term.

•	Canadian Pacific’s synergy targets are overstated and imply significant reduction in investment to maintain service

o	Canadian Pacific’s overstated synergy targets imply significant reduction to investment and employment levels, which the board believes would harm service levels and would be unacceptable to the STB.

o	Operating synergies are limited because the Canadian Pacific and Norfolk Southern networks serve entirely separate regions and only connect at five points.

o
Any near-term cost savings that might result from applying Canadian Pacific’s short-term focused operating model on Norfolk Southern would be offset by traffic diversions, service deterioration and loss of service-sensitive customers.

o	Open access has been widely documented to produce negative revenue synergies from traffic loss and rate compression while also increasing operating costs.

•	The transaction would not help Chicago congestion issues

o	As the smallest Class 1 railroad in Chicago, accounting for less than 5% of all Chicago rail traffic, Canadian Pacific’s volumes are too small to impact Chicago rail traffic.

o	The proposed transaction would likely increase Chicago congestion.

▪	Less than 15% – or less than one train per day – of current Canadian Pacific-Norfolk Southern connecting traffic can be efficiently rerouted around Chicago.

▪
Further, Norfolk Southern believes that the proposed transaction would cause more, not less, traffic congestion in Chicago. We expect Canadian Pacific would increase revenues by converting interline traffic between Norfolk Southern and both BNSF Railway (“BNSF”) and Union Pacific (“UP”) to single-line traffic in the proposed Canadian Pacific-Norfolk Southern system. Much of this Norfolk Southern traffic with BNSF and UP avoids Chicago today. Unlike BNSF and UP, Canadian Pacific does not have efficient Chicago bypass routes, so Canadian Pacific would have to route most of this traffic through Chicago.

o
Not only do the lines of Canadian Pacific and Norfolk Southern not physically connect in Chicago, but neither company’s traffic can be moved to other Canadian Pacific-Norfolk Southern connecting points without all constituencies incurring substantial extra miles, cost and time.

The following is the text of the letter that was sent on December 4, 2015, to Canadian Pacific’s Chief Executive Officer, E. Hunter Harrison, and its Chairman of the Board, Andrew F. Reardon.

Mr. E. Hunter Harrison	Mr. Andrew F. Reardon
Chief Executive Officer	Chairman of the Board
Canadian Pacific	Canadian Pacific
7550 Ogden Dale Road S.E.
Calgary, AB T2C 4X9
Canada

Dear Mr. Reardon and Mr. Harrison:

The board of directors of Norfolk Southern Corporation, in consultation with its financial and legal advisors, has carefully reviewed your letter dated November 9, 2015, that we received on November 17, 2015, regarding a potential acquisition of Norfolk Southern. After a thorough analysis, the board of directors has unanimously determined that the proposed consideration set forth in your letter of $46.72 in cash plus 0.348 shares in a new company which would own Canadian Pacific and Norfolk Southern is grossly inadequate and substantially undervalues Norfolk Southern. Further, the board determined that the transaction proposed by you gives rise to substantial risks and uncertainties and is not in the best interest of Norfolk Southern and its shareholders.

The risks and uncertainties result from the substantial regulatory hurdles that exist, which are highly unlikely to be overcome. We believe the regulatory review process would take two years or more from now, with a very low likelihood of approval. Even in the unlikely event of approval, Norfolk Southern would be in limbo for this extended period, causing loss of momentum and disruption to our business and operations. In addition, substantial regulatory conditions would be required to win regulatory approval, adversely affecting the value of the combined company and the stock our shareholders would receive.

While you have publicly raised the possibility that a voting trust could be used so a transaction could be closed before full regulatory approval has been obtained, you failed to disclose the fact that any voting trust would require a public comment period and regulatory approval process, with approval based on the STB finding that such a trust is in the public interest. There is no precedent for a voting trust being approved under the new rules adopted in 2001, and there is no certainty that the STB would approve use of a voting trust.

Moreover, the structure you have proposed, under which Canadian Pacific would take control of the management and operations of Norfolk Southern, is unprecedented and has never been approved by the STB. As such, we do not believe that regulators would approve the voting trust structure. In any event, a voting trust structure would not address the uncertain value of the stock our shareholders would receive, as the ultimate value of the combined entity would be impacted in large part by concessions imposed as part of the regulatory review of a transaction.

Beyond not being in the best interests of our shareholders given the regulatory risks and the grossly inadequate value of your proposal, we also believe that the proposed transaction would be detrimental to Norfolk Southern’s customer base. We have heard significant concerns from customers regarding a transaction with Canadian Pacific. Further, if Canadian Pacific were to implement its short-term strategy, it would cause Norfolk Southern to lose substantial revenues from our service-sensitive customer base. We also believe the proposed transaction risks harm to vital transportation infrastructure and the communities we serve.

We have seen your public statements regarding a desire to meet. As you know, I was the one who suggested a meeting with you following the incorrect Canadian press reports that we had been discussing a transaction. When we met you suggested the possibility of a further meeting, while acknowledging that the discussion might not be confidential; subsequently, I agreed to a meeting if you and Bill Ackman, the Principal of Pershing Square, a Canadian Pacific board member, and a controlling shareholder, entered into a customary confidentiality agreement, which you refused to do. The fact is that not only did we already meet, but I also offered you several opportunities to provide additional information to our board for it to consider in reviewing the transaction you proposed – you did not provide additional information. In light of the grossly inadequate terms you proposed, and the regulatory risks to both the approval of the transaction and the ultimate value of a combined entity, we do not believe that there is any basis to meet.

Our board of directors and management team are committed to continuing to act in the best interests of Norfolk Southern and its shareholders. Norfolk Southern is executing on its strategic plan to implement operational improvements, which the board believes will enhance value for all shareholders. Our board does not believe that the transaction you proposed reflects the value inherent in Norfolk Southern and the benefits of our strategic plan. Accordingly, the board has unanimously rejected your proposed transaction.

Sincerely,
Jim Squires

Morgan Stanley & Co. LLC and Bank of America Merrill Lynch are acting as financial advisors to Norfolk Southern Corporation and Skadden, Arps, Slate, Meagher & Flom LLP, Hunton & Williams LLP and Morrison & Foerster LLP are acting as legal advisors.

Conference Call and Webcast
Norfolk Southern will host a telephone conference call and a webcast on Friday, December 4, 2015, to discuss the unsolicited indication of interest from Canadian Pacific. Presentation slides will accompany the live webcast, both of which will be available on the Norfolk Southern website. You may participate in this call by dialing (866) 610-1072 for domestic locations or (973) 935-2840 for international locations. A passcode, 93852422, will be required. Jim Squires will comment on the unsolicited indication of interest beginning promptly at 8:30 a.m. Eastern Time before answering questions. The live webcast and accompanying presentation slides can be accessed through the Norfolk Southern website, www.nscorp.com.

A replay of the discussion will be available shortly after the call and can be accessed through www.nscorp.com, or by dialing (800) 585-8367 for domestic locations or (404) 537-3406 for international locations. A passcode, 93852422, will be required.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements regarding the indication of interest made by Canadian Pacific Railway Limited. In some cases, forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements are made as of the date they were first issued and reflect the good-faith evaluation of the Company’s management of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Canadian Pacific Railway Limited in furtherance of its unsolicited proposal. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, as well as the Company’s other public filings with the SEC, may cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise, unless otherwise required by applicable securities law.

Contacts:
Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

Or

Joele Frank / Dan Katcher / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449